CONSENT OF AUTHOR
C. Mark Rebagliati
Rebagliati Geological Consulting Ltd
317 – 2200 Highbury Street
Vancouver, B.C.
V6B 4N8

US Securities and Exchange Commission

I, C. Mark Rebagliati, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Rebagliati Geological Consulting Ltd. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2009.

/s/ C. M. Rebagliati
C. Mark Rebagliati, P.Eng.
Rebagliati Geological Consulting Ltd.